As filed with the Securities and Exchange Commission on May 2, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE PEPSI BOTTLING GROUP, INC.
(Exact name of registrant as specified in its charter)

One Pepsi Way
Somers, New York 10589
DELAWARE	(914) 767-6000	13-4038356
(State or other jurisdiction of	(Address of Principal Executive Offices)	(I.R.S. Employer
incorporation or organization)		Identification No.)
PBG SUPPLEMENTAL SAVINGS PROGRAM
(Full title of the plan)
Steven M. Rapp
Senior Vice President, General Counsel and Secretary
The Pepsi Bottling Group, Inc.
One Pepsi Way
Somers, New York 10589
(914) 767-7971
(Name, address and telephone numbers, including area code, of agent for service)
Copy to:
Robert M. LaRose, Esq.
Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Telephone: (314) 552-6000
Facsimile: (314) 552-7000
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered	share(2)	price(2)	registration fee
Stock Units of The Pepsi Bottling Group, Inc. Common Stock, $0.01 par value (1)	100,000	$32.94	$3,294,000	$101.13

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on May 1, 2007.

          The undersigned registrant, The Pepsi Bottling Group, Inc. (the “Registrant”), hereby files this Registration Statement on Form S-8 (this “Registration Statement”) to register one hundred thousand (100,000) stock units of the Registrant’s Common Stock, $0.01 par value, and an indeterminate number of plan interests (collectively “Stock Units”) in the PBG Supplemental Savings Program (the “Plan”), for issuance to participants under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registration Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
          The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:
(i)	The Registrant’s Annual Report on Form 10-K for the year ended December 30, 2006;

(ii)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 24, 2007;

(iii)	The Registrant’s Current Reports on Form 8-K filed on January 3, 2007, March 2, 2007 and March 23, 2007; and

(iv)	The description of the Registrant’s Stock Units set forth in the Plan, attached hereto as Exhibit 4.1, including any amendment filed for the purpose of updating such description.
          Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Items 201(e) and 407(e) of Regulation S-K.
          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          Where any document or part thereof is incorporated by reference in this Registration Statement, the Registrant will provide without charge to each person to whom a Prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.
Item 4. Description of Securities.
          Not Applicable.
Item 5. Interests of Named Experts and Counsel.
          The validity of the Stock Units of Common Stock issuable under the Plan has been passed upon for the Registrant by David Yawman, Esq., Vice President, Assistant General Counsel and Assistant Secretary. Mr. Yawman beneficially owns equity securities of the Registrant with an aggregate value in excess of $50,000.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eighth of the Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Registrant’s Certificate of Incorporation provides for such limitation of liability.
          The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption From Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See Exhibit Index on page 8 hereof.
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somers, State of New York, on May 2, 2007.

THE PEPSI BOTTLING GROUP, INC.
By	/s/ David Yawman
David Yawman
Vice President, Assistant General Counsel and Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated as of May 2, 2007.

Signature	Title	Date

/s/ Eric J. Foss *Eric J. Foss	President and Chief Executive Officer	May 2, 2007

/s/ Alfred H. Drewes *Alfred H. Drewes	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 2, 2007

/s/ Andrea L. Forster *Andrea L. Forster	Vice President and Controller (Principal Accounting Officer)	May 2, 2007

/s/ Linda G. Alvarado *Linda G. Alvarado	Director	May 2, 2007

/s/ Barry H. Beracha *Barry H. Beracha	Director	May 2, 2007

/s/ Ira D. Hall *Ira D. Hall	Director	May 2, 2007

Signature	Title	Date

/s/ Thomas H. Kean *Thomas H. Kean	Director	May 2, 2007

/s/ Susan D. Kronick *Susan D. Kronick	Director	May 2, 2007

/s/ Blythe J. McGarvie *Blythe J. McGarvie	Director	May 2, 2007

/s/ Margaret D. Moore *Margaret D. Moore	Director	May 2, 2007

/s/ John A. Quelch *John A. Quelch	Director	May 2, 2007

/s/ Clay G. Small *Clay G. Small	Director	May 2, 2007

* By: David Yawman, Attorney-in-Fact

/s/ David Yawman
David Yawman

EXHIBIT INDEX

Exhibit No.
4.1	The PBG Supplemental Savings Program.

5.1	Opinion and consent of David Yawman, Esq., Assistant General Counsel of the Registrant as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of KPMG LLP.

23.4	Consent of KPMG LLP.

23.5	Consent of David Yawman, Esq. (included in the opinion filed as Exhibit 5.1 hereto).

24	Powers of Attorney (incorporated herein by reference to Exhibit 24 of Registrant’s Annual Report on Form 10-K for the year ended December 30, 2006).